Exhibit 8.1
Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries:

	Name	Place of Incorporation
1	Adecoagro GP S.à r.l.	Luxembourg
2	Adecoagro LP S.C.S	Luxembourg
3	Kadesh Hispania S.L.U.	Spain
4	Leterton España S.L.U.	Spain
5	Global Calidon S.L.	Spain
6	Global Acamante S.L.	Spain
7	Global Mirabilis S.L.	Spain
8	Global Carelio S.L.	Spain
9	Global Asterion S.L.U.	Spain
10	Global Pindaro S.L.U.	Spain
11	Global Acasto S.L.U.	Spain
12	Global Pileo S.L.U.	Spain
13	Global Anceo S.L.	Spain
14	Global Laertes S.L.U.	Spain
15	Global Seward S.L.U.	Spain
16	Peak Texas S.L.U.	Spain
17	Peak City S.L.U.	Spain
18	Global Hisingen S.L.	Spain
19	Global Neimoidia S.L.U.	Spain
20	Adeco Agropecuaria S.A.	Argentina
21	Pilagá S.A.	Argentina
22	Cavok S.A.	Argentina
23	Establecimientos El Orden S.A.	Argentina
24	Agro Invest S.A.	Argentina
25	Forsalta S.A.	Argentina
26	Bañado del Salado S.A.	Argentina
27	Dinaluca S.A.	Argentina
28	Compañía Agroforestal de Servicios y Mandatos S.A.	Argentina
29	Simoneta S.A.	Argentina
30	Girasoles Plata S.A. (previously CHS AGRO S.A.)	Argentina
31	Maní del Plata S.A.	Argentina
32	L3N S.A.	Argentina
33	Energia Agro S.A.U.	Argentina
34	Ladelux S.A.	Uruguay
35	Kelizer S.A.	Uruguay
36	Adecoagro Uruguay S.A. (previously Agroglobal S.A. )	Uruguay
37	Adecoagro Brasil Participações S.A.	Brazil
38	Adeco Agropecuária Brasil Ltda.	Brazil
39	Usina Monte Alegre Ltda.	Brazil
40	Adecoagro Vale do Ivinhema S.A.	Brazil
41	Adecoagro Commodities Ltda.	Brazil
42	Adecoagro Energia Ltda.	Brazil

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43	Monte Alegre Energia Ltda.	Brazil
44	Angélica Energia Ltda.	Brazil

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